                                                                     EXHIBIT 4.1



        ================================================================






                           LOAN AND GUARANTY AGREEMENT


                                      AMONG


                         PUERTO RICO INDUSTRIAL, TOURIST
                 EDUCATIONAL, MEDICAL AND ENVIRONMENTAL CONTROL
                         FACILITIES FINANCING AUTHORITY,


                             DORAL PROPERTIES, INC.


                                       AND


                           DORAL FINANCIAL CORPORATION

                               ------------------


                             DATED NOVEMBER 3, 1999

                               ------------------






        ================================================================

         This Loan and Guaranty Agreement has been assigned to Citibank, N.A., as Trustee under a Trust Agreement dated November 3, 1999, as amended or supplemented from time to time, from Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority to such Trustee. A copy of such Trust Agreement may be inspected at the corporate trust office of the Trustee at One Citibank Drive, 2 South, San Juan, Puerto Rico 00926.




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                                TABLE OF CONTENTS

                                                                       PAGE

ARTICLE I - Definitions and Rules of Construction........................ 1
         Section 1.01.  Definitions...................................... 1
         Section 1.02.  Rules of Construction............................10

ARTICLE II - Representations.............................................11
         Section 2.01.  Representations by the Authority.................11
         Section 2.02.  Representations, Warranties and
                        Covenants of the Borrower........................12
         Section 2.03.  Representations, Warranties and
                        Covenants of the Guarantor.......................14

ARTICLE III - Construction of the Project................................15
         Section 3.01.  Construction of Project..........................15
         Section 3.02.  Revision of Plans and Specifications.............15
         Section 3.03.  Disbursements from Construction Fund.............15
         Section 3.04.  Borrower Required to Pay Cost of Project.........16
         Section 3.05.  Establishment of Completion Date.................16
         Section 3.06.  Certificate of Independent Accountants...........17

ARTICLE IV - Loan by the Authority to the Borrower;
               Repayment; Maintenance; Indemnity.........................17
         Section 4.01.  Issuance of the Bonds to Fund the Loan;
                        Making of the Loan; Repayment....................17
         Section 4.02.  No Set-Off.......................................19
         Section 4.03.  Covenant to Maintain the Project.................19
         Section 4.04.  Expenses.........................................20
         Section 4.05.  Indemnification..................................21
         Section 4.06.  Past Due Payments................................24
         Section 4.07.  Payment of Costs upon Default....................24
         Section 4.08.  Guarantee........................................25

ARTICLE V - Further Agreements...........................................27
         Section 5.01.  Covenant to Maintain Existence;
                        Consolidation, Merger and Sale...................27
         Section 5.02.  No Warranty by Authority.........................28
         Section 5.03.  Maintenance and Examination of
                        Books and Records of Borrower;
                        Right of Inspection..............................28
         Section 5.04.  Officers of Authority Not Liable.................28
         Section 5.05.  Compliance with Applicable Law...................29
         Section 5.06.  Authority's Performance of the
                        Borrower's Obligations...........................29
         Section 5.07.  Indemnification with Respect to
                        Government Obligations...........................29

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
                                                                       PAGE

         Section 5.08.  Annual Reports...................................30
         Section 5.09.  Covenant by Borrower as to Compliance
                        with Trust Agreement.............................30
         Section 5.10.  Covenant as to Source of Income..................30
         Section 5.11.  No Purchase of Bonds by Borrower or
                        Guarantor........................................32
         Section 5.12.  No Interest of Authority in Project..............33
         Section 5.13.  Consent to Jurisdiction..........................33
         Section 5.14.  Limitation Upon Creation of Liens on
                        Voting Stock of Principal Mortgage
                        Banking Subsidiaries.............................33
         Section 5.15.  Limitation upon Disposition of Voting
                        Stock of Principal Mortgage
                        Banking Subsidiaries.............................34
         Section 5.16.  Liens............................................35

ARTICLE VI - Sale of the Project; Assignments............................36
         Section 6.01.  Sale, Transfer or Encumbrance of
                        the Project......................................36
         Section 6.02.  Assignment by Borrower...........................37
         Section 6.03.  Assignment by Authority..........................39

ARTICLE VII - Events of Default and Remedies.............................39
         Section 7.01.  Events of Default................................39
         Section 7.02.  Acceleration; Remedies...........................43
         Section 7.03.  Remedies Not Exclusive...........................44
         Section 7.04.  Attorneys' Fees and Expenses.....................44
         Section 7.05.  Waivers..........................................44

ARTICLE VIII - Prepayment of the Loan....................................45
         Section 8.01.  Optional Prepayment..............................45
         Section 8.02.  Mandatory Prepayment of Loan.....................45
         Section 8.03.  Extraordinary Optional Prepayment
                        of Loan..........................................47
         Section 8.04.  Relative Position of Loan Agreement
                        and Trust Agreement..............................48

ARTICLE IX - Miscellaneous...............................................48
         Section 9.01.  Termination......................................48
         Section 9.02.  Reference to Bonds Ineffective After
                        Bonds Paid.......................................49
         Section 9.03.  No Additional Waiver Implied by
                        One Waiver.......................................49
         Section 9.04.  Authority Representative.........................49
         Section 9.05.  Borrower Representative..........................49
         Section 9.06.  Confidential Information.........................50

                                      -ii-

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
                                                                       PAGE

         Section 9.07.  Notices..........................................50
         Section 9.08.  Binding Effect...................................51
         Section 9.09.  If Payment or Performance Date Not
                        a Business Day...................................51
         Section 9.10.  Severability.....................................51
         Section 9.11.  Amendments, Changes and Modifications............52
         Section 9.12.  Execution in Counterparts........................52
         Section 9.13.  Applicable Law...................................52
         Section 9.14.  No Charge Against Authority Credit...............52
         Section 9.15.  Authority Not Liable.............................52
         Section 9.16.  Agreement Supersedes Prior Agreements............53
























                                      -iii-

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         THIS LOAN AND GUARANTY AGREEMENT, dated November 3, 1999, by and among
PUERTO RICO INDUSTRIAL, TOURIST, EDUCATIONAL, MEDICAL AND ENVIRONMENTAL CONTROL FACILITIES FINANCING AUTHORITY, a public corporation and governmental instrumentality of the Commonwealth of Puerto Rico (the "Authority"), DORAL PROPERTIES, INC., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the "Borrower"), and DORAL FINANCIAL CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (the "Guarantor"), and its successors and assigns,

                                   WITNESSETH:

         In consideration of the respective representations and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

         SECTION 1.01. DEFINITIONS. Unless otherwise defined herein, all terms used herein shall have the meanings assigned to such terms in Section 101 of the Trust Agreement, dated November 3, 1999, between the Authority and Citibank, N.A., San Juan, Puerto Rico, as Trustee, either as originally executed or as amended or supplemented from time to time:

                  "ACT" means Act No. 121 of the Legislature of Puerto Rico, approved June 27, 1977, as amended, and all future acts supplemental thereto or amendatory thereof.

                  "ACT OF BANKRUPTCY" means the filing of a petition commencing a case under the United States Bankruptcy Code by or against the Borrower or the Guarantor.

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                   "ADMINISTRATIVE FEE" means the one time fee to the Authority in the amount of one half of one percent (1/2 of 1%) of the principal amount of the Bonds.

                   "AFFILIATE" means a corporation, partnership, joint venture, association, business trust or similar entity organized under the laws of the Commonwealth, the United States of America or any state or territory thereof which (i) is directly or indirectly controlled by the Borrower or by any Person which directly or indirectly controls the Borrower, or (ii) controls, directly or indirectly, the Borrower. For purposes of this definition, control means the power to direct the management and policies of a Person through the ownership of not less than a majority of its voting securities or the right to designate or elect not less than a majority of the members of its board of directors or other governing board or body by contract or otherwise.

                   "AGREEMENT" or "THIS AGREEMENT" means this Loan and Guaranty Agreement, including any amendments or supplements hereto as permitted by the Trust Agreement.

                   "AMORTIZATION REQUIREMENT" shall have the meaning given to that term in the Trust Agreement.

                   "APPLICABLE INTEREST PERIOD" means a taxable year of the Borrower.

                   "AUTHORITY" means Puerto Rico Industrial, Tourist, Educational, Medical and Environmental Control Facilities Financing Authority, a body corporate and politic constituting a public corporation and governmental instrumentality of the Commonwealth, and any successor thereto.

                   "AUTHORITY REPRESENTATIVE" means each of the persons at the time designated to act on behalf of the Authority in a written certificate furnished to the Borrower, the Trustee and the

Guarantor containing the specimen signature of such person and signed by an authorized officer of the Authority.

                   "BOARD" means the board of directors of the Authority as constituted from time to time and defined by the Act, or if said board shall be abolished, then the board, body or officer succeeding to the principal functions thereof or to whom the powers of the Authority shall be given by law.

                   "BOND FUND" means the fund created and so designated by
Section 501 of the Trust Agreement.

                   "BONDS" means the bonds issued under Section 208 of the Trust Agreement.

                   "BORROWER" means Doral Properties, Inc., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico and its successors and permitted assigns and any surviving, resulting or transferee entity.

                   "BORROWER REPRESENTATIVE" means each of the persons at the time designated to act on behalf of the Borrower in a written certificate furnished to the Authority and the Trustee containing the specimen signature of such person and signed by an authorized officer of the Borrower.

                   "BUSINESS DAY" means any day of the year other than a Saturday, Sunday or other day in which commercial banks in the Commonwealth or New York, New York are generally closed for business to the public.

                   "CLOSING" means the date on which this Agreement becomes legally effective, the same being the date on which the Bonds are initially issued and delivered against payment therefor.

                   "CODE" means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                   "COMMONWEALTH" means the Commonwealth of Puerto Rico.

                   "COMPLETION DATE" means the date of completion of the Project as that date shall be certified as provided in Section 3.05 of this Agreement.

                   "CONSTRUCTION FUND" means the fund created and so designated pursuant to Section 401 of the Trust Agreement.

                   "CORPORATION" AND "CORPORATION" includes corporations, associations, companies (including joint stock companies and limited liability companies) and business trusts.

                   "COST", as applied to the Project, without intending thereby to limit or restrict any proper definition of such word under the Act, has the meaning set forth in Section 403 of the Trust Agreement.

                   "EMINENT DOMAIN" or "TAKING" means the taking pursuant to eminent domain or condemnation proceedings, or by any settlement or compromise of such proceedings, or any voluntary conveyance of the Project or any part thereof during the pendency of, or as a result of a threat of, such proceedings.

                   "ENVIRONMENTAL CLAIM" means any claim, demand, notice of violation, suit, applicable and binding administrative or judicial proceeding, regulatory action, or order involving any Hazardous Substance, Environmental Law, noise or odor pollution or any injury or threat of injury to human health or the environment.

                   "ENVIRONMENTAL LAW" means any applicable federal, state, Commonwealth, local law, regulation, applicable and binding order, decree, opinion or agency requirement relating to: (i) the

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handling, use, disposal or release of any Hazardous Substance, or (ii) the protection of the environment or human health.

                   "EVENT OF DEFAULT" means, with respect to this Agreement, each of the events set forth in Section 7.01 of this Agreement.

                   "EVENT OF TAXABILITY" means (i) the failure by the Borrower to comply during its immediately preceding taxable year with the covenants provided in Section 5.10(a) or (b), or (ii) the failure by the Borrower to comply with the representations made in Section 2.02(g). An Event of Taxability shall be deemed to have occurred if any of the certificates or reports required to be furnished under Section 5.10(c) indicate that the Borrower has failed to comply with any of the covenants of Section 5.10(a) or (b) or the representations made in Section 2.02(g).

                   "FEDERAL TAXES" means any income taxes imposed under the Code.

                   "GOVERNMENT OBLIGATIONS" means (i) direct obligations of, or obligations the timely payment of the principal of and the interest on which are unconditionally guaranteed by, the United States of America, and (ii) any certificates or other evidences of ownership interest in obligations or in specified portions thereof (which may consist of specified portions of the principal thereof or the interest thereon) of the character described in clause
(i).

                   "GUARANTOR" means Doral Financial Corporation.

                   "HAZARDOUS SUBSTANCE" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law, or (ii) any petroleum product or by-product, asbestos containing material, polichlorinated byphenyls, radioactive materials or radon.

                   "INDEBTEDNESS" means (1) any obligation of a Person for (a) the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments or for the payment of the deferred purchase price of property or assets (other than Trade Payables), or (b) the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles;
(2) any liability of others described in the preceding clause (1) that the Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) and (2) above.

                   "INDEPENDENT ACCOUNTANTS" means a firm of certified public accountants experienced in federal tax matters that is recognized in the Commonwealth, which may also be the firm which audits the books of the Borrower and the Guarantor, which is in fact independent with respect to the Borrower and the Guarantor within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants and is employed by the Borrower with the approval of the Authority (which approval shall not be unreasonably delayed or withheld).

                   "INDUSTRIAL FACILITIES" shall have the meaning given to such term by the Act.

                   "INTEREST PAYMENT DATE" means the first day of each calendar month, commencing on December 1, 1999.

                   "LOAN" means the loan of the proceeds of the Bonds made by the Authority to the Borrower pursuant to Section 4.01 of this Agreement.

                   "OFFICERS' CERTIFICATE" means a certificate signed by the Chairman, the President, the Chief Financial Officer or an

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Executive Vice President, and by the Treasurer, the Chief Accounting Officer,
the Controller, the Secretary, or an Assistant Secretary of the Guarantor and delivered to the Trustee.

                   "OPINION OF COUNSEL" means a written opinion of counsel, who may be counsel to the Borrower or the Guarantor (including an employee of the Borrower or the Guarantor) and who shall be satisfactory to the Authority, which is delivered to the Authority.

                   "PAYMENT OF THE BONDS" means payment of the entire principal of and premium, if any, and interest on all or a portion of the Bonds in accordance with their terms, whether through payment at maturity, upon acceleration, redemption or provision for such payment in such a manner that such Bonds or such portion shall be deemed to have been paid under Article XIII of the Trust Agreement.

                   "PERMITTED LIENS" has the meaning set forth in Section 5.16.

                   "PERSON" includes an individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or a government or an agency or a political subdivision thereof, or any other entity.

                   "PLANS AND SPECIFICATIONS" means, collectively, the plans and specifications prepared by the Borrower for the Project as the same may be implemented and detailed from time to time and as the same may be revised from time to time by the Borrower prior to the Completion Date.

                   "PRINCIPAL MORTGAGE BANKING SUBSIDIARY" means any Subsidiary, including its Subsidiaries, which (1) is principally engaged in the mortgage banking business, and (2) meets any of the following conditions: (i) the Guarantor's and its other Subsidiaries' investments in and advances to the Subsidiary exceed

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30 percent of the total assets of the Guarantor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Guarantor's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 30 percent of the total assets of the Guarantor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Guarantor's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 30 percent of such income of the Guarantor and its Subsidiaries consolidated for the most recently completed fiscal year; provided, however, that any Subsidiary chartered as a banking corporation or as a savings association under the laws of the United States, any State or the Commonwealth shall not be considered a Principal Mortgage Banking Subsidiary unless the Guarantor shall, after the date of this Agreement, transfer the mortgage banking business currently conducted by Doral Mortgage Corporation or the Guarantor's HF Mortgage Bankers Division to such banking corporation or savings association.

                   "PROJECT" means the industrial facilities financed in part with the proceeds from the sale of the Bonds and more fully described in Exhibit A hereto.

                   "QUALIFYING BONDHOLDER" means (i) an individual who during the entire taxable year in which an Event of Taxability occurred was a bona fide resident of the Commonwealth or (ii) a Commonwealth or other foreign corporation (for purposes of the Code) that is not engaged in any trade or business in the United States.

                   "SIGNIFICANT SUBSIDIARY" means a Subsidiary, including its Subsidiaries, which meets any of the following conditions: (i) the Guarantor's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Guarantor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; (ii) the Guarantor's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of the Guarantor and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or (iii) the Guarantor's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Guarantor and its Subsidiaries consolidated for the most recently completed fiscal year.

                   "SUBSIDIARY" means any Corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power to elect a majority of the directors of such Corporation, irrespective of whether or not, at the time, stock of any other class or classes of such Corporation shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Guarantor or by one or more Subsidiaries thereof, or by the Guarantor and one or more Subsidiaries thereof.

                   "TITLE POLICY" means the mortgagee title insurance policy issued to the Authority and the Trustee on the date of issuance of the Bonds.

                   "TRADE PAYABLES" means accounts payable or any other indebtedness or monetary obligations to trade creditors created or assumed in the ordinary course of business in connection with the obtaining of materials or services.

                   "TRUST AGREEMENT" means the Deed of Trust Agreement, dated November 3, 1999, by and between the Authority and the

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Trustee, as the same may be amended or supplemented in accordance with the terms thereof.

                   "TRUSTEE" means the Trustee at the time serving as such under the Trust Agreement, whether the original or successor trustee.

                   "VOTING STOCK" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, provided that, for the purposes of such definition, capital stock which carries only the right to vote conditioned on the happening of an event shall not be considered voting stock whether or not such event shall have happened.

                   "WHOLLY-OWNED SUBSIDIARY" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by the Guarantor, or by one or more Wholly-Owned Subsidiaries of the Guarantor, or by the Guarantor and one or more Wholly-Owned Subsidiaries of the Guarantor.

                   SECTION 1.02. RULES OF CONSTRUCTION. (a) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders.

                   (b) Unless the context shall otherwise indicate, the words "Bond," "Bondholder," "owner," "Holder" and "Person" shall include the plural as well as the singular number, and "Holder" and "Bondholder" when used herein with respect to the Bonds shall mean the holder or registered owner, as the case may be, of the Bonds at the time issued and outstanding.

                   (c) Words importing the redemption or calling for redemption of the Bonds shall not be deemed to refer to or connote the payment of the Bonds at their stated maturity.

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                   (d) The captions or headings in this Agreement are for
convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement.

                   (e) All references herein to particular articles, sections or exhibits are references to articles, sections or exhibits of this Agreement unless some other reference is established.

                   (f) Except as provided in Section 8.04, any inconsistency between the provisions of this Agreement and the provisions of the Trust Agreement shall be resolved in favor of the provisions of the Trust Agreement.

                                   ARTICLE II
                                 REPRESENTATIONS

                   SECTION 2.01. REPRESENTATIONS BY THE AUTHORITY. The Authority represents that:

                   (a) The Authority was duly created and is validly existing under the laws of the Commonwealth as a body corporate and politic constituting a public corporation and governmental instrumentality of the Commonwealth.

                   (b) Under the provisions of the Act, the Authority is duly authorized to enter into and to execute and deliver this Agreement, the Pledge Agreement and the Trust Agreement, to undertake the transactions contemplated by this Agreement and the Trust Agreement and to carry out its obligations hereunder and thereunder.

                   (c) By duly adopted resolution, the Authority has duly authorized the execution and delivery of this Agreement, the Trust

Agreement and the Pledge Agreement and the issuance, sale, execution and delivery of the Bonds.

                   (d) Under existing law all payments received by the Authority pursuant to this Agreement are exempt from Commonwealth income taxation.

         SECTION 2.02. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER. The Borrower represents, warrants and covenants that:

                   (a) It is a duly constituted and validly existing corporation under the laws of the Commonwealth, has elected to be treated as a special partnership in accordance with the provisions of the Puerto Rico Internal Revenue Code of 1994, as amended, and Act No. 3 of the Legislature of Puerto Rico, approved September 27, 1985, and its proposed operations qualify under the above provisions for treatment as a special partnership.

                   (b) It has the power and authority to enter into and perform its obligations under this Agreement and the Collateral Documents.

                   (c) It has the necessary power and authority to develop, construct and operate the Project, and to conduct its operations as presently conducted or proposed to be conducted.

                   (d) It has duly authorized by proper corporate action the execution, delivery and performance of this Agreement and the Collateral Documents.

                   (e) The execution and delivery of this Agreement and the Collateral Documents by the Borrower, and the consummation of the transactions contemplated hereby and thereby and the fulfillment of or compliance with the terms and conditions hereof and thereof do not and will not conflict with the provisions of the certificate of incorporation or by-laws of the Borrower and do not and will not conflict with, or constitute on the part of the Borrower a breach of or default under any indenture, deed of trust, mortgage, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound or conflict with, violate or result in a breach of any existing law, public administrative rule or regulation, judgment, court order or consent decree to which the Borrower or any of its property is now a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower under the terms of any instrument or agreement other than this Agreement or the Trust Agreement.

                   (f) It will cause the Project to be operated as Industrial Facilities within the meaning of the Act.

                   (g) At all times during each of the last three taxable years (or for such part of such period as may be applicable) and up to and including the date of execution and delivery of this Agreement, except for the receipt of lease payments with respect to the Minor Parcels (as defined in the Pledge Agreement) commencing on October 22, 1999, (i) the Borrower has not been engaged in any trade or business in or outside the Commonwealth; and (ii) the Borrower has not derived any gross income from sources within or without the Commonwealth, as determined under the general source of income rules of the Code.

                   (h) Except as set forth in Exhibit B hereto, all consents, approvals, licenses and permits of any governmental authority having jurisdiction, or of any other Person, that are required for the construction of the Project are, and shall remain, in full force and effect.

                   (i) All consents, approvals, licenses and permits of any governmental authority having jurisdiction, or of any other Person, that are required for the development and construction of the

Project and which are not in effect on the date hereof or for the proposed operation of the Project shall be obtained and, once obtained, shall remain in full force and effect.

                   (j) To the best of Borrower's knowledge: (i) the Project is not in violation of any applicable Environmental Law and (ii) the Project has not received any Environmental Claims or threatened Environmental Claims.

         SECTION 2.03. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GUARANTOR. The Guarantor represents, warrants and covenants that:

                   (a) It is a duly constituted and validly existing corporation under the laws of the Commonwealth.

                   (b) It has the power and authority to enter into and perform its obligations under this Agreement.

                   (c) It has duly authorized by proper corporate action the execution, delivery and performance of this Agreement.

                   (d) The execution and delivery of this Agreement by the Guarantor, and the consummation of the transactions contemplated hereby and the fulfillment of or compliance with the terms and conditions hereof do not and will not conflict with the provisions of the certificate of incorporation or by-laws of the Guarantor and do not and will not conflict with, or constitute on the part of the Guarantor a breach of or default under any indenture, deed of trust, mortgage, agreement or other instrument to which the Guarantor is a party or by which the Guarantor or any of its property is bound or conflict with, violate or result in a breach of any existing law, public administrative rule or regulation, judgment, court order or consent decree to which the Guarantor or any of its property is now a party or by which it is bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Guarantor under the terms of any instrument or agreement other than this Agreement or the Trust Agreement.

                   (e) The Company is registered as a bank holding company under the Bank Holding Company Act of 1956 and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.


                                   ARTICLE III
                           CONSTRUCTION OF THE PROJECT

         SECTION 3.01. CONSTRUCTION OF PROJECT. The Borrower will cause the Project to be constructed and equipped substantially in accordance with the Plans and Specifications and in accordance with Exhibit A hereto with all reasonable dispatch; but if for any reason such construction and equipping shall be delayed or shall not be completed, there shall be no resulting diminution in or postponement of the payments required under this Agreement to be paid by the Borrower.

         SECTION 3.02. REVISION OF PLANS AND SPECIFICATIONS. The Borrower may cause the description of the Plans and Specifications and the description of the Project in Exhibit A hereto to be revised from time to time; provided, however, no such revision shall be inconsistent with the representation made in subsection (f) of Section 2.02 hereof, and in the case of any change that would render materially inaccurate the description of the Project in Exhibit A, there shall be delivered to the Trustee and the Authority (i) a revised description of the Project as altered by the change in the Plans and Specifications, the accuracy of which shall have been certified by a Borrower Representative and
(ii) the approvals and consents, if any, required by the Act and the Trust Agreement.

         SECTION 3.03. DISBURSEMENTS FROM CONSTRUCTION FUND. The Authority and the Borrower hereby agree that the monies in the

Construction Fund shall be applied to the payment of the Cost of the Project and otherwise as provided in accordance with Article IV of the Trust Agreement and substantially to the extent of the estimates of Cost of the Project set forth in the application filed with the Authority or otherwise approved by the Authority, and such monies shall be invested and reinvested in accordance with Article VI of the Trust Agreement.

         SECTION 3.04. BORROWER REQUIRED TO PAY COST OF PROJECT. If the monies in the Construction Fund available for the payment of the Cost of the Project should not be sufficient to pay or cause to be paid the Cost of the Project, the Borrower agrees to cause the Project to be completed and to pay all that portion of the Cost of the Project as may be in excess of the monies available therefor in the Construction Fund. The Authority does not make any warranty, either express or implied, that the monies which will be paid into the Construction Fund, together with any other available monies of the Borrower, will be sufficient to pay the Cost of the Project. The Borrower agrees that if, after exhaustion of the monies in the Construction Fund, the Borrower should pay or cause to be paid any portion of the Cost of the Project, it shall not be entitled to any reimbursement therefor from the Authority or from the Trustee, and that it shall not be entitled to any abatement, diminution or postponement of the payments to be made pursuant to Article IV of this Agreement.

         SECTION 3.05. ESTABLISHMENT OF COMPLETION DATE. The Completion Date for the construction of the Project shall be evidenced to the Trustee by a certificate delivered, after the review and approval of the Guarantor, to the Trustee and signed by a Borrower Representative setting forth the Cost of the Project and stating that, except for amounts not then due and payable or the liability for the payment of which is being contested or disputed by the Borrower, the construction of the Project has been completed in accordance with the description thereof and the Plans and Specifications therefor and the Cost of the Project has been paid.

Such certificate shall state that it is given without prejudice to any rights against third parties which exist at the date of such certificate or which may subsequently come into being.

         SECTION 3.06. CERTIFICATE OF INDEPENDENT ACCOUNTANTS. The Borrower shall furnish to the Authority and the Trustee, within ninety (90) days after the end of the Borrower's fiscal year during which the Completion Date occurs, a written statement prepared by a firm of Independent Accountants, based upon a review of the Borrower's financial records verifying the Cost of the Project and that all Bond proceeds were used by the Borrower to pay the Cost of the Project.

                                   ARTICLE IV
                     LOAN BY THE AUTHORITY TO THE BORROWER;
                        REPAYMENT; MAINTENANCE; INDEMNITY


         SECTION 4.01. ISSUANCE OF THE BONDS TO FUND THE LOAN; MAKING OF THE LOAN; REPAYMENT. Simultaneously with the delivery of this Agreement, the Authority shall issue and deliver the Bonds to provide it with funds to be loaned to the Borrower pursuant to this Agreement. The Bonds shall be issued in accordance with the Trust Agreement. The approval of the terms of the Bonds and the Trust Agreement by the Borrower shall be conclusively established by its execution of this Agreement. Upon the terms and conditions of this Agreement, the Authority shall loan the Borrower the proceeds of the Bonds. The Loan shall be deemed to have been made when the proceeds of the sale of the Bonds are delivered to the Trustee. The proceeds for the Loan shall be used by the Borrower, together with other available funds, to (i) pay the Cost of the Project, (ii) pay interest on the Bonds during the construction of the Project, and (iii) pay certain expenses incurred in connection with the authorization and issuance of the Bonds. The principal amount of the Loan shall be equal to the aggregate principal amount of the Bonds.

                   The Borrower agrees to repay the Loan in accordance with the provisions of this Agreement. The Borrower acknowledges that the proceeds of the Loan will be delivered to the Trustee and applied on behalf of the Borrower in accordance with this Agreement and the Trust Agreement.

                   With respect to each date on which the principal amount of, redemption premium, if any, or the interest on the Bonds is payable (whether at maturity, upon acceleration, redemption or otherwise), the Borrower will pay such additional amounts which, together with all other monies available therefor in the Bond Fund, will be sufficient to pay:

                   (a) all interest which will become due and payable on the Bonds on such date;

                   (b) the principal amount of the Bonds and redemption premium, if any, which will become due and payable on such date; and

                   (c) amounts, if any, required to effect redemption or purchase of the Bonds on the dates specified pursuant to Section 301 of the Trust Agreement.

                   The Borrower will pay the amounts it is required to pay under clauses (a), (b) and (c) above directly to the Trustee in immediately available funds for deposit in the Bond Fund. The Borrower shall deposit or cause to be deposited such amounts with the Trustee no later than the date on which the corresponding amounts are due on the Bonds or are required to be deposited under the Trust Agreement, if earlier, except as provided in Section 8.01, 8.02 and
8.03 hereof.

                   All payments required to be made by the Borrower under the terms of this Loan Agreement shall be made in lawful money of the United States of America.

                   For purposes of this Section 4.01 all payments made by the Guarantor pursuant to Section 4.08 to the extent made and applied to the payment of the principal amount of and interest on the Bonds will be deemed to satisfy the corresponding obligation of the Borrower under this Section 4.01.

                   Except as provided in Section 906 of the Trust Agreement, the Trustee shall not use any of the amounts deposited in the Bond Fund pursuant to this Section for any purpose other than the payment of the principal amount of and redemption premium, if any, and interest on the Bonds.

         SECTION 4.02. NO SET-OFF. The obligation of the Borrower to make the payments required by Section 4.01 and all other payments required under this Agreement and to perform and observe the other agreements contained in this Agreement shall be absolute and unconditional. The Borrower shall pay without abatement, diminution or deduction (whether for taxes or otherwise) all such amounts regardless of any cause or circumstance whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Borrower may have or assert against the Authority, the Trustee, any holder of a Bond or any other Person.

         SECTION 4.03. COVENANT TO MAINTAIN THE PROJECT. The Borrower will at all times, at its sole cost and expense, maintain, preserve and keep the Project in good repair, working order and condition and cause to be made all needed and proper repairs, replacements and renewals; provided, however, that the Borrower will have no obligation to cause to be maintained, preserved, repaired, replaced or renewed any element or unit of the Project, the maintenance, repair, replacement or renewal of which becomes uneconomic to the Borrower because of damage or destruction or obsolescence or change in economic or business conditions, or change in government standards or regulations. The Borrower covenants that it will not permit, commit or suffer any waste of the whole or any major part of the Project and shall not use or permit the use of the Project, or any part thereof, for any unlawful purpose or permit any nuisance to exist thereon.

                  The Borrower covenants that it will promptly notify the Trustee and the Authority if the Project ceases to be operated as an Industrial Facility within the meaning of the Act as in effect on the date hereof.

         SECTION 4.04. EXPENSES. The Borrower shall pay, when due and payable, certain costs and expenses (without duplication), exclusive of costs and expenses payable from the proceeds of the Bonds, as follows:

                  (a) the fees and other costs payable to the Trustee, including the reasonable compensation and the reasonable expenses and disbursements of Trustee's counsel and the reasonable costs and expenses of indemnifying the Trustee for, and holding the Trustee harmless against, any loss, liability or expense (including the reasonable costs and Trustee expenses of defending against any claim of liability) incurred without negligence or willful misconduct by the Trustee and arising out of or in connection with its acting as Trustee under the Trust Agreement;

                  (b) all costs incurred by the Authority or the Trustee in connection with the purchase or redemption of Bonds to the extent money is not otherwise available therefor;

                  (c) the fees and other costs incurred for services of such attorneys, management consultants and accountants as are employed by the Authority or the Trustee to make examinations, provide services, render opinions or prepare reports required under this Agreement or the Trust Agreement;

                  (d) reasonable fees and other costs that the Borrower is obligated to pay, not otherwise paid under this Agreement or the Trust Agreement, incurred by the Authority in connection with its administration and enforcement of, and compliance with, this Agreement or the Trust Agreement, including, but not limited to, the Administrative Fee; and

                  (e) fees and other costs incurred at the request or with the consent of the Borrower in connection with the issuance of the Bonds to the extent such fees and other costs are not paid from the proceeds of the Bonds; provided, however, that in no event shall the total amount of such fees and other costs paid from the proceeds of the Bonds exceed two percent (2%) of the proceeds of the Bonds, less amounts paid to the underwriters of the Bonds as underwriters' discount, but excluding for purposes of this limitation the amount of the Administrative Fee, the cost of cancelling any existing mortgage lien on the Property and of executing and recording the Mortgage, and the cost of the Mortgage, and the cost of the mortgage title insurance policy insuring the Mortgage, all of which may be paid from the proceeds of the Bonds without reference in this limitation.

         SECTION 4.05.  INDEMNIFICATION.

                  (a) The Borrower and the Guarantor shall at all times indemnify and hold harmless the Authority against any and all losses, costs, damages, expenses and liabilities (individually, a "Loss" or collectively referred to hereinafter as "Losses") of whatsoever nature (including but not limited to reasonable attorneys' fees, litigation and court costs, amounts paid in settlement consented to in writing by the Borrower or the Guarantor, and amounts paid to discharge judgments) directly or indirectly resulting from, arising out of, or related to one or more Claims, as hereinafter defined. The word "Claims" as used herein shall mean all claims, lawsuits, causes of action and other legal actions and proceedings of whatsoever nature, including bodily or personal injury or death of any person or damage to any property (including but not limited to persons employed by the Authority, the Borrower or any other Person) brought against the

Authority or to which the Authority is a party, that directly or indirectly result from, arise out of, or relate to (i) the design, construction, transfer, sale, operation, use, occupancy, maintenance or ownership of the Project or any part thereof, (ii) the execution, delivery or performance of this Agreement, the Trust Agreement, the Collateral Documents, or any related instruments or documents or (iii) any untrue statement or alleged untrue statement of a material fact contained in the official statement relating to the Bonds, or any amendment or supplement thereto, or any preliminary official statement relating to the Bonds, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading; provided, however, that the Borrower and the Guarantor will not be liable in any such case to the extent that any such Loss or Claim arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any of such documents in reliance upon and in conformity with written information furnished to the Borrower or the Guarantor by the Authority specifically for use therein (it being understood that the information in said official statement under the captions "AFICA" and "Government Development Bank for Puerto Rico" has been so furnished to the Borrower and the Guarantor by the Authority specifically for use therein). The obligations of the Borrower and the Guarantor under this Section 4.05 shall apply to all Losses or Claims, or both, that result from, arise out of, or are related to any event, occurrence, condition or relationship existing prior to termination of this Agreement, whether such Losses or Claims, or both, are asserted prior to termination of this Agreement or thereafter. The Authority shall reimburse the Borrower or the Guarantor, as applicable, for payments made by the Borrower or the Guarantor pursuant to this Section 4.05 to the extent of any proceeds, net of all expenses of collection, actually received by the Authority from any insurance covering such Claims with respect to the Losses sustained. The Authority shall have the duty to claim any such insurance proceeds and the Authority shall assign its rights to such proceeds, to the extent of such required reimbursement, to the Borrower. In case any action shall be brought against the Authority in respect of which indemnity may be sought against the Borrower and the Guarantor, the Authority shall promptly notify the Borrower and the Guarantor in writing and the Borrower and the Guarantor shall have the right to assume the investigation and defense thereof including the employment of counsel and the payment of all expenses. The Authority shall have the right to employ separate counsel in any such action and participate in the investigation and defense thereof, but the fees and expenses of such counsel shall be paid by the Authority unless the employment of such counsel has been authorized by the Borrower or the Guarantor. The Borrower and the Guarantor shall not be liable for any settlement of any such action without the written consent of the Borrower or the Guarantor but, if any such action is settled with the written consent of the Borrower or the Guarantor or if there be a final unappealable judgment for the plaintiff in any such action, the Borrower and the Guarantor agree to indemnify and hold harmless the Authority from and against any such Losses or Claims by reason of such settlement or judgment. Nothing herein shall be construed as requiring the Authority to acquire or maintain insurance of any form or nature with respect to the Project or any portion thereof or with respect to any phrase, term, provision, condition or obligation of this Agreement or any other matter in connection herewith so long as this Agreement is in effect.

                  (b) The Borrower and the Guarantor do hereby agree to indemnify and hold harmless the Authority and the Trustee from and against all reasonable losses, costs, damages, Environmental Claims expenses (including reasonable attorneys and consultants fees), liabilities, fines, enforcement actions, remedial costs, and third party cost recovery actions that the Trustee may sustain by reason of the Trustee becoming liable as an operator (and/or as an owner if, in its function as a lender, the Trustee or the Authority is deemed to be an owner) under CERCLA or other applicable Environmental Law or related to the presence in, under or at the Project of any Hazardous Substance or related to the Borrower's failure to comply with any applicable Environmental Law.

         The above notwithstanding, the Trustee and the Authority shall not be entitled to the foregoing indemnity if any such losses, costs, damages, expenses (including reasonable attorneys fees), liabilities, fines, enforcement actions, remedial costs, and third party cost recovery actions are a result of, or in any way related to, the negligent or reckless acts or omissions of Trustee, the Authority, their agents, representatives, employees, officers or directors. Furthermore, in the event the Borrower or the Guarantor has indemnified the Trustee or the Authority pursuant to the above indemnity provisions, and the Trustee or the Authority have received any monies from insurance or other similar source for the above indemnifiable situations, then the Trustee and the Authority shall reimburse the Borrower or the Guarantor, as applicable, any amounts received by any of them from the Borrower or the Guarantor pursuant to the above indemnity which has otherwise been covered by insurance or a similar source.

                  (c) The provisions of this Section 4.05 shall survive the expiration or termination of this Agreement.

         SECTION 4.06. PAST DUE PAYMENTS. In the event the Borrower shall fail to pay any amounts required to be paid under Section 4.01 or any other amounts payable under this Agreement, any such amounts shall continue to bear interest until their payment (to the extent permitted by law) from the maturity date, redemption date or interest payment date to which such defaulted amounts relate at the then current rate of interest on such Bonds.

         SECTION 4.07. PAYMENT OF COSTS UPON DEFAULT. The Borrower shall pay, and shall indemnify the Authority against, all costs and charges, including reasonable counsel fees, lawfully and reasonably incurred in enforcing any covenant or agreement of the Borrower contained in this Agreement. The Borrower shall reimburse the Trustee for any funds advanced by the Trustee for the performance of any of its duties hereunder or under the Trust Agreement, or in the exercise of any of its rights or powers and shall pay interest on any funds so advanced at rates customarily charged by the Trustee, which rates shall never be more than two percent over the prime rate of Citibank, N.A. or the maximum rate permitted by law, whichever is lower.

         SECTION 4.08. GUARANTEE. The Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally with the Borrower, to each holder of a Bond authenticated and delivered by the Trustee, and to the Authority, (1) the due and punctual payment of the principal of (including any amount in respect of original issue discount), and any premium and interest on, such Bond and the due and punctual payment of the Amortization Requirements, if any, and analogous obligations, if any, provided for pursuant to the terms of such Bond, when and as the same shall become due and payable, whether at stated maturity or upon redemption or upon declaration of acceleration or otherwise according to the terms of such Bond and of the Trust Agreement, and (2) the payment of all other amounts payable by the Borrower and the performance of all other obligations of the Borrower under this Agreement and the Collateral Documents. In case of default by the Borrower in the payment of any principal (including any amount in respect of original issue discount), interest, Amortization Requirements, or analogous obligation, or in the payment of any other amounts payable by the Borrower or the performance of any other obligations of the Borrower under this Agreement, the Guarantor agrees duly and punctually to pay or perform the same. The Guarantor hereby agrees that its obligations hereunder shall rank pari passu with all other unsecured and unsubordinated obligations of the Guarantor, whether now existing or hereafter incurred, shall be as principal and not merely as surety, and shall be absolute and unconditional irrespective of any extension of the time for payment of any such

Bond or other obligation, any modification of any such Bond, this Agreement or the Trust Agreement, any invalidity, irregularity or unenforceability of any such Bond, this Agreement or the Trust Agreement, any failure to enforce the same or any waiver, modification, consent or indulgence granted to the Borrower with respect thereto by the Holder of such Bond or the Trustee, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Borrower, any right to require a demand or proceeding first against the Borrower, protest or notice with respect to any such Bond or the indebtedness evidenced thereby and all demands whatsoever, and covenants that this guarantee will not be discharged except by payment in full of the principal of (including any amount payable in respect of original issue discount), and any premium and interest on all Bonds and of all other amounts payable by the Borrower and performance of all other obligations of the Borrower under this Agreement. The Guarantor agrees that any and all rights under this guarantee may be enforced by any Bondholder, by the Authority and by the Trustee in accordance with the terms of the Trust Agreement and this Agreement.

         Until such time as the Bonds are paid in full, the Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder (i) to be subrogated to the rights of a Holder against the Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Borrower in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other obligor with respect to such payment.

         The guarantee set forth in this Section shall not be valid or become obligatory for any purpose with respect to a Bond until the certificate of authentication on such Bond shall have been signed by the Trustee.

         This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any obligation guaranteed hereunder is rescinded or must otherwise be returned by any holder of a Bond or by the Authority upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made.


                                    ARTICLE V
                               FURTHER AGREEMENTS

         SECTION 5.01. COVENANT TO MAINTAIN EXISTENCE; CONSOLIDATION, MERGER AND SALE. The Borrower and the Guarantor covenant that so long as any Bonds are outstanding they will maintain their existence, will not dispose of all or substantially all of their assets and will not acquire, consolidate with or merge into another Person; provided, however, that the Borrower or the Guarantor may acquire, consolidate with or merge into another Person, or transfer to another Person all or substantially all their assets and thereafter dissolve, if
(i) the successor or transferee is solvent and irrevocably and unconditionally assumes in writing all the obligations of the Borrower or the Guarantor, as the case may be, herein and under the Trust Agreement and the Collateral Documents;
(ii) such consolidation, merger or transfer shall not cause the Borrower to fail to comply with any of the covenants of Section 5.10(a) or (b) or the representations made in Section 2.02(g) of this Agreement; and (iii) immediately after such consolidation, merger or transfer none of the Borrower, such successor or transferee (if other than the Borrower) or the Guarantor shall be in default in the performance or observance of any duties, obligations or covenants imposed on them under this Agreement or the Collateral Documents.

         SECTION 5.02. NO WARRANTY BY AUTHORITY. The Authority makes no warranty, either express or implied, as to the condition of the Project or its suitability for the Borrower's purposes or needs or that the proceeds of the Bonds will be sufficient for the purposes set forth above.

         SECTION 5.03. MAINTENANCE AND EXAMINATION OF BOOKS AND RECORDS OF BORROWER; RIGHT OF INSPECTION. The Borrower covenants that it will keep accurate records, books and accounts of all items of cost and of all expenditures relating to the Project, whether or not financed under the provisions of this Agreement. The Authority and the Trustee and their duly authorized agents shall have the right at all reasonable times during business hours to enter upon and examine and inspect the Project, to determine whether the Project continues to constitute Industrial Facilities. The Authority and the Trustee shall also be permitted, at all reasonable times during business hours, to (i) examine the Plans and Specifications and the other books and records (other than confidential personnel records) of the Borrower, including any accountants' work papers, with respect to the Project in connection with the transactions contemplated by this Agreement and the Trust Agreement, and (ii) to make copies of those portions of such books and records as the Authority and the Trustee or such agents shall reasonably request. Any proprietary or confidential information obtained by the Authority or the Trustee pursuant to this Section
5.03 shall not be disclosed to third parties unless such disclosure is required in order to comply with its obligations hereunder or under the Trust Agreement or the Collateral Documents.

         SECTION 5.04. OFFICERS OF AUTHORITY NOT LIABLE. All covenants, stipulations, promises, agreements and obligations of the Authority contained herein shall be deemed to be covenants, stipulations, promises, agreements and obligations of the Authority and not of any member of the Board of the Authority or any officer, agent, servant or employee of the Authority in his individual capacity, and no recourse shall be had for the payment of the principal amount of or redemption premium or interest on the Bonds or for any claim based thereon or hereunder against any member of the Board of the Authority or any officer, agent, servant or employee of the Authority or any natural person executing the Bonds. Neither any member of the Board of the Authority nor any person executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance of the Bonds.

         SECTION 5.05. COMPLIANCE WITH APPLICABLE LAW. The Borrower covenants that the Plans and Specifications shall comply with all provisions of applicable laws, ordinances, orders, rules, regulations and requirements of all federal, Commonwealth and municipal governments, and appropriate departments, commissions, boards and officers thereof, whether now or hereafter in force.

         SECTION 5.06. AUTHORITY'S PERFORMANCE OF THE BORROWER'S OBLIGATIONS. In the event the Borrower at any time neglects, refuses or fails to perform any of its obligations under this Agreement, the Authority or the Trustee, at their respective options and following at least thirty (30) days' written notice to the Borrower and the Guarantor (except where a shorter period of notice is necessary to avoid a default in the Bonds or to avoid endangering the interest of the Authority or the Trustee in the Project, or any part thereof, or to prevent any loss or forfeiture thereof), may perform or cause to be performed such obligations, and all reasonable expenditures incurred by the Authority or the Trustee thereby shall be promptly paid or reimbursed by the Borrower to the Authority or the Trustee, as the case may be.

         SECTION 5.07. INDEMNIFICATION WITH RESPECT TO GOVERNMENT OBLIGATIONS. If the Borrower shall elect to cause Government Obligations to be deposited with the Trustee pursuant to Section 1301 of the Trust Agreement, the Borrower shall pay and shall indemnify and hold harmless the Trustee, the Authority and each holder of the Bonds against any tax, fee or other charge imposed upon or assessed against such Government Obligations or the principal thereof, or premium, if any, and interest received thereon.

         SECTION 5.08. ANNUAL REPORTS. Within 95 days following the completion of each of their fiscal years, the Borrower and the Guarantor shall furnish a copy of their year-end audited financial statements to the Trustee and the Authority, together with a certificate signed by the chief financial officer (or other executive officer performing similar functions) of the Borrower and the Guarantor certifying that no default has occurred under this Agreement, and that no fact or circumstance exists which, with the lapse of time or the giving of notice or both, would result in an Event of Default hereunder.

         SECTION 5.09. COVENANT BY BORROWER AS TO COMPLIANCE WITH TRUST AGREEMENT. The Borrower and the Guarantor approve all the terms of the Trust Agreement and consent to the assignment made by the Authority to the Trustee therein, covenant and agree that they will comply with the provisions of the Trust Agreement with respect to the Borrower and the Guarantor and recognize that the Trustee shall have the power and authority provided in the Trust Agreement. The Borrower and the Guarantor further agree to cooperate with the Authority and the Trustee in providing any information or documentation that is necessary or convenient for the rendering of any legal opinion that may be required under the Trust Agreement.

         SECTION 5.10.  COVENANT AS TO SOURCE OF INCOME.

                  (a) The Borrower covenants that: (i) during the three taxable years (or for such part of such period as may be applicable) immediately preceding the taxable year during which interest is paid on the Bonds, more than 20% of its total gross income will be attributable to its trade or business in the Commonwealth, as determined under Section 861(c)(1)(B) of the Code as in effect on the Closing and will be derived from sources within the Commonwealth under the general source of income rules of the Code, as in effect on the Closing; and (ii) no part of the interest paid on the Bonds will be treated under the Code, as paid by a trade or business of the Borrower conducted outside the Commonwealth, such determination to be made in accordance with Section 884(f)(1)(A) of the Code and Treas. Regs. Section 1.884-4(b)(1)(i)(A) or (B) issued thereunder, as in effect on the Closing.

                  (b) The Borrower covenants that all interest paid or accrued on the Bonds will constitute income from sources within the Commonwealth under the general sourcing rules of the Code as in effect on the Closing.

                  (c) The Borrower covenants that for each taxable year, up to and including the taxable year when all interest on and principal of the Bonds are paid in full, not later than the 120th day following the close of each such taxable year, beginning with the first taxable year ending after the Closing, it will (1) deliver to the Trustee, the Independent Accountant and the Authority, a certificate (the "Borrower's Certificate") addressed to the Trustee, the Independent Accountant and the Authority: (i) stating for the three immediately preceding taxable years of the Borrower (or for such part of such period as may be applicable), the percentage of the Borrower's gross income that was derived from sources within the Commonwealth under the general sourcing rules of the Code as in effect on the Closing; (ii) stating the percentage of the Borrower's gross income that was attributable to, the active conduct of (A) its trade or business in the Commonwealth and (B) any trade or business outside the Commonwealth, in each case as determined under Section 861(c)(1)(B) of the Code as in effect on the Closing; (iii) making an assertion as to whether or not the Borrower has complied with each of the covenants of Section 5.10(a) and the representation of Section 2.02(g); and (iv) making an assertion as to whether the Borrower or the Guarantor has taken any other action which shall cause interest on the Bonds to become subject to federal taxation for Puerto Rico residents; and, accordingly, whether or not an Event of Taxability has occurred; and, (2) cause an Independent Accountant to deliver to the Trustee, the Guarantor and the Authority, an Independent Accountant's report stating (i) that they have examined (such examination being made in accordance with standards established by the American Institute of Certified Public Accountants) management's assertion included in the Borrower's Certificate as to the Borrower's compliance with the covenants of
Section 5.10(a) and the representation of Section 2.02(g) and (ii) whether in their opinion the Borrower's assertion as to compliance with each of such covenants and representation is correct. If the Borrower's Certificate or the Independent Accountant's Report indicates that the Borrower has failed to comply with any of the covenants of Section 5.10(a) or the representations made in Section 2.02(g), or that the Borrower or the Guarantor has taken any other action which shall cause interest on the Bonds to become subject to federal taxation for Puerto Rico residents, an Event of Taxability shall have occurred and the Trustee shall cause a copy of such report to be mailed to each Bondholder together with a notice to each Bondholder that an Event of Taxability has occurred, within five (5) Business Days of the receipt of such report. Upon the occurrence of an Event of Taxability, the Borrower shall cause the Independent Accountants or tax counsel acceptable to the Trustee and the Authority, to provide an opinion as to what would be the Applicable Interest Period in which a Qualifying Bondholder would be subject to Federal Taxes with respect to the interest paid or accrued on the Bonds.

         SECTION 5.11. NO PURCHASE OF BONDS BY BORROWER OR GUARANTOR. Except as permitted by the Trust Agreement with respect to the purchase of Bonds for cancellation in connection with the Amortization Requirement, the Borrower and the Guarantor covenant that none of the Bonds will be purchased by the Borrower or the Guarantor, or their respective Affiliates, other than Doral Securities in the ordinary course of its broker-dealer business.

         SECTION 5.12. NO INTEREST OF AUTHORITY IN PROJECT. The Authority shall not have any rights to or interest in the Project, which shall be the sole and exclusive property of the Borrower.

         SECTION 5.13. CONSENT TO JURISDICTION. The Borrower and the Guarantor consent to the jurisdiction of the courts of the Commonwealth for causes of action arising under or related to the terms of this Agreement, the Trust Agreement, or any related documents.

         SECTION 5.14. LIMITATION UPON CREATION OF LIENS ON VOTING STOCK OF PRINCIPAL MORTGAGE BANKING SUBSIDIARIES. The Guarantor will not, and it will not permit any Subsidiary at any time directly or indirectly to, incur, issue, assume or guarantee any Indebtedness for borrowed money secured by a pledge of, lien on or security interest in any shares of Voting Stock of any Principal Mortgage Banking Subsidiary without making effective provision whereby the Bonds (and, if the Guarantor so elects, any other Indebtedness of the Guarantor ranking on a parity with the Bonds) shall be secured equally and ratably with such secured Indebtedness; provided, however, that the foregoing covenant shall not apply to any Indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Principal Mortgage Banking Subsidiary; and provided further, however, that the foregoing covenant shall not be applicable to liens for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which is being contested in good faith or which are less than $5,000,000 in amount, liens created by or resulting from any litigation or legal proceeding which is currently being contested in good faith by appropriate proceedings or which involve claims of less than $5,000,000, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds.

                  If the Guarantor shall hereafter be required to secure the Bonds equally and ratably with any other Indebtedness of the

Guarantor pursuant to this Section, (i) the Guarantor will promptly deliver to the Trustee an Officers' Certificate stating that the foregoing covenant has been complied with, and an Opinion of Counsel stating that in the opinion of such counsel the foregoing covenant has been complied with and that any instruments executed by the Guarantor or any Subsidiary in the performance of the foregoing covenant comply with the requirements of the foregoing covenant and (ii) the Authority is hereby authorized to enter into an agreement supplemental hereto and to take such action, if any, as it may deem advisable to enable the Trustee to enforce the rights of the holders of the Bonds so secured.

         SECTION 5.15. LIMITATION UPON DISPOSITION OF VOTING STOCK OF PRINCIPAL MORTGAGE BANKING SUBSIDIARIES. Subject to Section 5.01, the Guarantor will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors' qualifying shares) of any Principal Mortgage Banking Subsidiary and will not permit any Principal Mortgage Banking Subsidiary to issue (except to the Guarantor) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Principal Mortgage Banking Subsidiary, except for sales, assignments, transfers or other dispositions that:

         (1) are for fair market value on the date thereof, as determined by the Board of Directors of the Guarantor (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, the Guarantor will own not less than 80% of the shares of Voting Stock of such Principal Mortgage Banking Subsidiary then issued and outstanding free and clear of any security interest;

         (2) are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by the Guarantor, directly or indirectly, of any other mortgage banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

         (3) are made where such Principal Mortgage Banking Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the Bonds; or

         (4) are made to the Guarantor or any Wholly-Owned Subsidiary if such Wholly-Owned Subsidiary agrees to be bound by this covenant and the Guarantor agrees to maintain such Wholly-Owned Subsidiary as a Wholly-Owned Subsidiary.

         Notwithstanding the foregoing, any Principal Mortgage Banking Subsidiary may be merged into or consolidated with another mortgage banking institution organized under the laws of the United States, any State thereof, the Commonwealth or the District of Columbia if, after giving effect to such merger or consolidation, the Guarantor or any Wholly-Owned Subsidiary owns at least 80% of the Voting Stock of such other mortgage banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a Principal Mortgage Banking Subsidiary and as a Subsidiary for purposes of this Agreement, no Event of Default, and no event that, after the giving of notice or lapse of time or both, would become an Event of Default, has occurred and is continuing.

         SECTION 5.16. LIENS. The Borrower shall not create, incur, assume or permit to exist any lien on the Property, other than (i) the lien under the Mortgage, the Mortgage Note and the Pledge Agreement, (ii) liens, charges, encumbrances and rights identified as subsisting liens on the Mortgage or listed as exceptions in the

Title Policy, (iii) liens for real estate taxes or assessments not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained by the Borrower, (iv) zoning restrictions, easements, rights of way, licenses, exceptions, reservations, restrictions on use, minor defects and irregularities in title, and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the Property or interfere with the ordinary conduct of the business of the Borrower proposed for said parcel of Property; (v) carriers', warehousemen's, mechanic's, materialmen's, repairmen's or other like liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith; (vi) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations; (vii) liens on the Minor Parcels (as defined in the Pledge Agreement) following their release in accordance with Section 5 of the Pledge Agreement; and (viii) deposits to secure the performance of bids, trade contracts, leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (the Liens listed in clauses (i) through (viii) being referred to as "Permitted Liens").


                                   ARTICLE VI
                        SALE OF THE PROJECT; ASSIGNMENTS

         SECTION 6.01. SALE, TRANSFER OR ENCUMBRANCE OF THE PROJECT. Without the necessity of obtaining the consent of the Authority or the Trustee, the Project may be sold, leased or otherwise transferred or encumbered as a whole or in part and any proceeds thereof retained by the Borrower, subject, however, to the following conditions:

                   (a) the Borrower shall, prior to such sale, transfer or encumbrance of the Project or lease of the Project as a whole or substantially as a whole, notify the Authority and the Trustee thereof;

                  (b) prior to the proposed sale or other transfer of the Project as a whole or substantially as a whole, the Trustee and the Authority are provided with proof satisfactory to them by the Borrower (which may include an opinion from counsel approved by the Trustee) that as a result of such transfer or the terms thereof, interest payable on the Bonds will continue to constitute Commonwealth source income under the Code as in effect on the Closing;

                  (c) the Person to whom the Project is sold or transferred as a whole or substantially as a whole, or in favor of whom the Project is encumbered, shall, in a certificate delivered to the Authority and the Trustee, which certificate shall be in a form reasonably satisfactory to the Authority and the Trustee, expressly agree to perform all of the obligations of the Borrower under the Collateral Documents; and

                  (d) no sale, lease or other transfer or encumbrance of the Project shall relieve the Borrower or the Guarantor of its obligations hereunder, including the obligation to make the payments required by Sections
4.01 and 4.08 hereof or under the Collateral Documents.

                  The provisions of subsections (b) and (c) of this Section 6.01 shall not apply to a sale, lease or other transfer of the Project from the Borrower to the Guarantor, or any of their respective subsidiaries or to any transfer permitted by Section 5 of the Pledge Agreement.

         SECTION 6.02. ASSIGNMENT BY BORROWER. Without the necessity of obtaining the consent of the Authority or the Trustee, the Borrower may assign its interest in this Agreement or the Collateral Documents, in whole or in part, subject, however, to the following conditions:

                   (a) the Borrower shall, prior to such assignment of this Agreement, notify the Authority and the Trustee thereof;

                   (b) prior to the proposed assignment the Trustee is provided with proof satisfactory to it by the Borrower (which may include an opinion from counsel approved by the Trustee) that as a result of such assignment or the terms thereof, interest payable on the Bonds will continue to constitute Commonwealth source income under the Code as in effect on the Closing;

                   (c) no assignment of this Agreement shall relieve the Borrower or the Guarantor of its obligations hereunder, including the obligation to make the payments required by Sections 4.01 and 4.08 hereof, or under the Collateral Documents;

                   (d) the assignee shall, in a certificate delivered to the Authority and the Trustee, which certificate shall be in a form reasonably satisfactory to the Authority and the Trustee, expressly assume, and agree to pay and to perform, all of the obligations of the Borrower under this Agreement and the Collateral Documents which shall have been assigned to it; and

                   (e) the assignee shall deliver to the Authority and the Trustee a certificate executed by its chief financial officer (or other executive officer performing similar functions) stating that none of the obligations, covenants and performances under this Agreement and the Collateral Documents assumed by it will conflict with or constitute on the part of such assignee a breach of, or default under, any indenture, mortgage, agreement or other instrument to which such assignee is a party or by which it is bound, or under any existing law, rule, regulation, judgment, order or decree to which such assignee is subject.

                           The provisions of subsections (d) and (e) of this
Section 6.02 shall not apply to any assignment of this Agreement in which all the parties consist of the Borrower or the Guarantor, or any of their respective Subsidiaries.

         SECTION 6.03. ASSIGNMENT BY AUTHORITY. By the provisions of the Trust Agreement, the Authority will assign its rights under and interest in this Agreement (except its rights to receive notices, reports and other statements given both to the Authority and the Trustee, its rights under Sections 4.04, 4.05, 5.07, 7.02 and 7.04 hereof to payment of certain costs and expenses and to indemnification, and its right to individual and corporate exemption from liability under Sections 5.04, 9.14 and 9.15 hereof) and will pledge and assign any payments, receipts and revenues receivable by it (except as aforesaid) under or pursuant to this Agreement and income earned by the investment of funds held under the Trust Agreement, to the Trustee as security for the payment of the principal of and premium, if any, and interest on the Bonds. Except as provided in this Section 6.03, the Authority will not sell, assign, transfer, convey or otherwise dispose of its interest in this Agreement or the payments, receipts and revenues of the Authority derived hereunder.


                                   ARTICLE VII
                         EVENTS OF DEFAULT AND REMEDIES

         SECTION 7.01. EVENTS OF DEFAULT. The term "Events of Default" shall mean, whenever used with reference to this Agreement, any one or more of the following occurrences:

                  (a) failure to pay the amounts required to be paid with respect to principal of or redemption premium, if any, or interest on the Bonds when the same shall become due and payable, at maturity, upon acceleration, redemption or otherwise, and, in the case of failure to pay interest, the continuation of such failure for a period of five (5) days; or

                  (b) failure by the Borrower to pay when due any payment required to be made under this Agreement (other than payments under subsection
(a) of this Section 7.01) or the Collateral Documents, which failure shall continue for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, is given to the Borrower by the Authority or the Trustee, unless the Authority or the Trustee shall agree in writing to an extension of such time prior to its expiration; or

                  (c) the Borrower or the Guarantor shall fail to duly perform, observe or comply with any covenant, condition or agreement on their part under this Agreement or the Collateral Documents other than a failure to make any payment as described in subsections (a) or (b) of this Section 7.01, and such failure shall continue for a period of ninety (90) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Borrower and the Guarantor by the Authority or the Trustee, unless the Authority and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, that if such performance, observation or compliance requires work to be done, action to be taken, or conditions to be remedied, as the case may be, within such ninety (90) day period, no Event of Default shall be deemed to have occurred or to exist if, and so long as, the Borrower or the Guarantor shall commence such performance, observation or compliance within such period and shall diligently and continuously pursue the same to completion; or

                  (d) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Guarantor or any Significant Subsidiary in excess of $5,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Guarantor by the Trustee or to the Guarantor and the Trustee by the Holders of not less than 25% in principal amount of the Bonds a written notice specifying such default and requiring the Guarantor or the Significant Subsidiary, as the case may be, to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; provided, however, that if such default shall be remedied or cured by the Guarantor or the Significant Subsidiary or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without any action on the part of the Trustee or any of the Holders; or

                  (e) the Borrower or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee or sequestrator (or other similar official) of itself or of any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or the Borrower or the Guarantor shall take any action in furtherance of any of the foregoing (except in connection with a consolidation or a merger of the Borrower with or into another entity or transfer of all or substantially all the assets of the Borrower not prohibited by Sections 5.01 and 6.01 hereof); or

                  (f) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Borrower or the Guarantor, respectively, of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and the continuance of such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

                  The foregoing provisions of subsection (c) of this Section are subject to the following limitations: if by reason of Force Majeure, the Borrower or the Guarantor is unable in whole or in part to carry out any of its agreements herein contained, failure of the Borrower or the Guarantor to carry out any such agreements other than the obligations on the part of the Borrower or the Guarantor contained in Sections 4.01, 4.08 and 5.01 hereof, shall not be deemed an Event of Default during the continuance of such inability, including a reasonable time for the removal of the effect thereof.

                  The term "Force Majeure" shall mean the following:

                  (a) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the Commonwealth or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; war; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; storms; droughts; floods; washouts; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation; or

                  (b) any cause, circumstance or event not reasonably within the control of the Borrower or the Guarantor.

                  The Borrower and the Guarantor agree, however, to use their best efforts to remedy with all reasonable dispatch Force Majeure preventing them from carrying out their agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances, shall be entirely within the discretion of the Borrower and the Guarantor, and the Borrower and the Guarantor shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is in the judgment of the Borrower or the Guarantor unfavorable to the Borrower or the Guarantor.

         SECTION 7.02. ACCELERATION; REMEDIES. (a) Whenever any Event of Default hereunder shall have happened and be continuing, any one or more of the following remedial steps may be taken, provided that written notice of the Event of Default has been given to the Borrower and the Guarantor by the Authority or the Trustee (except that notice need not be given in the case of an Event of Default specified in Section 7.01(a), (e) and (f) hereof) and the Event of Default has not theretofore been cured and provided further that no remedial steps shall be taken by the Authority the effect of which would be to entitle the Authority to funds necessary for the payment of principal of and interest on Bonds which have not yet matured or otherwise become due unless such principal and interest shall have been declared due and payable in accordance with the Trust Agreement and such declaration shall not have been rescinded:

                   (1) The Authority may at its option declare all unpaid amounts payable under Section 4.01 hereof to be immediately due and payable, whereupon the same shall become immediately due and payable.

                   (2) The Authority may take any action at law or in equity to collect the payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower or the Guarantor under this Agreement.

                   (3) The Authority may exercise its remedies under the Collateral Documents.

              Any amounts collected pursuant to action taken under this Section shall be applied in accordance with the Trust Agreement.

         SECTION 7.03. REMEDIES NOT EXCLUSIVE. No remedy conferred upon or reserved to the Authority in connection with the Loan to the Borrower pursuant to this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every remedy shall be cumulative and shall be in addition to every other remedy either given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as it may be deemed expedient. In order to entitle the Authority to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be herein expressly required.

         SECTION 7.04. ATTORNEYS' FEES AND EXPENSES. If an Event of Default shall occur and the Authority or the Trustee shall employ attorneys or incur other expenses for the collection of payments due hereunder or for the enforcement of performance or observance of any obligation or agreement on the part of the Borrower or the Guarantor contained herein, the Borrower or the Guarantor will on demand therefor reimburse the reasonable fees of such attorneys and such other expenses so incurred.

         SECTION 7.05. WAIVERS. In view of the assignment of the Authority's rights under and interest in this Agreement to the Trustee by the provisions of the Trust Agreement (except for the rights reserved by the Authority hereunder), the Authority shall have no power to waive any default hereunder by the Borrower or the Guarantor or extend the time for the correction of any default which could become an Event of Default by the Borrower or the Guarantor without the consent of the Trustee to such waiver.


                                  ARTICLE VIII
                             PREPAYMENT OF THE LOAN

         SECTION 8.01. OPTIONAL PREPAYMENT. (a) The Borrower shall have, and is hereby granted, the option to prepay all or any portion of the amounts payable in respect of the Bonds under Section 4.01 by taking the actions required to effect an optional redemption of the Bonds pursuant to Section 301(b) of the Trust Agreement.

                  (b) To make a prepayment pursuant to subsection (a) of this Section, the Borrower shall give or cause to be given to the Authority and the Trustee written notice setting forth (i) the date of redemption, which date shall be not less than 45 days from the date notice is received by the Trustee,
(ii) the principal amount and maturities of the Bonds to be redeemed, and (iii) the applicable redemption provision of the Trust Agreement.

         SECTION 8.02. MANDATORY PREPAYMENT OF LOAN. (a) The Borrower shall be obligated, and agrees, to prepay a portion of the amount payable under Section
4.01 hereof to the extent and in the manner set forth in Section 301(a) of the Trust Agreement.

                  (b) The Borrower shall be obligated, and agrees, to prepay a portion of the amount payable under Section 4.01 hereof on or prior to each June 1 or December 1 for which there shall be a Amortization Requirement in an amount equal to such Amortization Requirement.

                  (c) The Borrower shall be obligated, and agrees, to prepay all of the amounts payable under Section 4.01 hereof, if the Project ceases to be operated as an Industrial Facility within the meaning of the Act. A cessation of operations of the Project shall not be deemed to have occurred until (i) the Borrower shall have delivered to the Trustee a notice stating that the operations of the Project have ceased and the Borrower has no present intention of causing the resumption of operations of the Project or (ii) until thirty (30) days shall have elapsed after written notice has been given to the Borrower by the Authority that operations of the Project have ceased and the Borrower has not demonstrated to the satisfaction of the Authority that the Project is being operated as an Industrial Facility. The Borrower agrees to make the payments required by this paragraph upon the cessation of operations.

                  (d) The Borrower shall be obligated, and agrees, to prepay all of the amounts payable under Section 4.01 hereof, upon the occurrence of an Event of Taxability. The Borrower shall deliver to the Trustee a notice stating that it has become obligated to pay all of the amounts payable under Section
4.01 hereof and setting forth the amount required to pay the redemption price of the Bonds pursuant to Section 301(d) of the Trust Agreement.

                  (e) The Borrower shall be obligated, and agrees to prepay, in whole or in part, the amount payable under Section 4.01 upon the occurrence of an event of Casualty or Taking (as defined in the Pledge Agreement) to the extent such prepayment is required by, and in accordance with the provisions of, the Pledge Agreement. The Borrower shall deliver to the Trustee a notice stating that the Borrower has become obligated to prepay, in whole or in part, the amount payable under Section 4.01 hereof, setting forth the amount required to pay the redemption price of the Bonds pursuant to Section 301(c) of the Trust Agreement. The Borrower agrees to make the payment required by this paragraph (e) at the time such notice is delivered to the Trustee.

         SECTION 8.03. EXTRAORDINARY OPTIONAL PREPAYMENT OF LOAN. The Borrower shall have the option to prepay the Loan in whole or in part by paying an amount which, together with amounts held in the funds and accounts under the Trust Agreement and available for the purpose, will be sufficient to provide for the redemption of the Bonds together with interest accrued thereon to the redemption date if any of the following shall have occurred:

                  (a) The Project shall have been damaged or destroyed to the extent that, in the opinion of the Borrower, (i) the required restoration and repair thereof cannot reasonably be expected to be completed within a period of 6 months, or (ii) the Borrower is prevented or would likely be prevented from carrying on its normal operation of the Project for a period of 6 months or more, or (iii) the restoration and repair of the Project is not economically feasible; or

                  (b) The use of Project shall be requisitioned, seized or taken by any governmental authority in the United States of America or the Commonwealth or any political subdivision thereof or by any foreign governmental authority, by condemnation or otherwise, or the title to the Project shall be condemned, seized or confiscated by, or requisitioned or taken by, or forfeited to, any governmental authority or person acting under color of governmental authority, in either case to such an extent that the Borrower is thereby prevented or, in the opinion of the Borrower, would likely be prevented from using the Project in the Commonwealth for its normal operations for a period of 6 months or more; or

                  (c) As a result of any change in the Constitution or laws of the United States of America or the Commonwealth or of legislative or administrative action of the United States of America or the Commonwealth or any political subdivision, or any judicial action or regulatory action or inaction, this Agreement or the Trust Agreement, in the opinion of the Borrower, shall have become void or unenforceable or impossible of performance in any material respect, or use or occupancy of all or a significant part of the Project shall, in the opinion of the Borrower, have been legally curtailed for six months or more, or, in the opinion of the Borrower, unreasonable burdens or excessive liabilities with respect to the Project or the Bonds shall have been imposed.

         For the purpose of this Section the "opinion of the Borrower" shall be expressed to the Authority and the Trustee by delivery of a certificate of a Borrower Representative to the effect that the circumstances, situations or conditions described in (a), (b) or (c) exist to the extent required for the Borrower to exercise the option provided.

         SECTION 8.04. RELATIVE POSITION OF LOAN AGREEMENT AND TRUST AGREEMENT. The rights and the obligations of the Borrower in this Article VIII shall be and remain prior and superior to the Trust Agreement and may be exercised or shall be fulfilled, as the case may be, whether or not the Borrower is in default hereunder, provided that such default will not result in nonfulfillment of any condition to the exercise of any such right or option.

                   The obligations of the Borrower in Section 8.02 shall supersede the rights and options of the Borrower in Section 8.01.


                                   ARTICLE IX
                                  MISCELLANEOUS

         SECTION 9.01. TERMINATION. This Agreement and all obligations of the parties thereunder, other than the obligations of the Borrower under Sections 4.05, 5.07 and 5.10 hereof, shall terminate upon (i) Payment of the Bonds, and
(ii) payment or satisfaction of all other obligations incurred by the Authority or the Borrower

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under this Agreement, including (without limitation) interest, premiums and other charges, if any, thereon. Upon such termination any amounts remaining in the Bond Fund and any other fund or account established under the Trust Agreement not needed for payment of the aforesaid items shall belong to and be paid to the Borrower by the Trustee in accordance with the provisions of the Trust Agreement.

         SECTION 9.02. REFERENCE TO BONDS INEFFECTIVE AFTER BONDS PAID. Upon Payment of the Bonds, including all fees and charges of the Trustee, all references in this Agreement to the Bonds and the Trustee shall be ineffective, and the Trustee, the Authority and the holders of any of the Bonds shall not thereafter have any right hereunder, excepting those that shall have theretofore vested.

         SECTION 9.03. NO ADDITIONAL WAIVER IMPLIED BY ONE WAIVER. In the event any agreement contained in this Agreement should be breached by any party and thereafter waived by any other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

         SECTION 9.04. AUTHORITY REPRESENTATIVE. Whenever under the provisions of this Agreement the approval of the Authority is required or the Authority is required to take some action at the request of the Borrower or the Guarantor, such approval shall be made or such action shall be taken by the Authority Representative and such approval or action shall not be unreasonably denied or delayed; and the Borrower, the Guarantor and the Trustee shall be authorized to act on any such approval or action.

         SECTION 9.05. BORROWER REPRESENTATIVE. Whenever under the provisions of this Agreement the approval of the Borrower is required or the Borrower is required to take some action at the request of the Authority, such approval shall be made or such action shall be taken by the Borrower Representative and such approval or action shall not be unreasonably denied or delayed; and

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the Authority and the Trustee shall be authorized to act on any such approval or action.

         SECTION 9.06. CONFIDENTIAL INFORMATION. The Borrower and the Guarantor shall not be required to disclose, or to permit the Authority, the Trustee or others to acquire access to, any trade secrets of the Borrower or the Guarantor or any other processes, techniques or information deemed by the Borrower or the Guarantor to be proprietary or confidential.

         SECTION 9.07. NOTICES. All notices, certificates, requests or other communications among the Authority, the Borrower, the Trustee and the Guarantor required to be given hereunder or under the Trust Agreement shall be in writing and shall be (as elected by the person giving the notice) hand-delivered by courier service or mailed by registered mail, postage prepaid, and each such notice shall be deemed delivered (i) if by courier service, on the date delivered receipt is acknowledged or delivery is refused, or (ii) if mailed, on the third Business Day following the day when mailed. All notices under this Agreement shall be addressed as follows:

                  If to the Authority:

                           Puerto Rico Industrial, Tourist, Educational,
                             Medical and Environmental Control
                             Facilities Financing Authority
                           c/o Government Development Bank for Puerto Rico PO Box 42001
                           San Juan, Puerto Rico 00940

                           Attention:  Executive Director

                  If to the Borrower:

                           Doral Properties, Inc.
                           1159 Franklin D. Roosevelt Avenue
                           San Juan, Puerto Rico 00920

                           Attention: President


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



                  If to the Trustee:

                           Citibank, N.A.
                           One Citibank Drive 2 South
                           Rio Piedras, Puerto Rico  00926

                           Attention:  Trust Department

                  If to the Guarantor:

                           Doral Financial Corporation
                           1159 Franklin D. Roosevelt Ave.
                           San Juan, Puerto Rico  00920

                           Attention: President


A duplicate copy of each notice, certificate, request or other communication given hereunder to the Authority, the Borrower, the Trustee or the Guarantor shall also be given to each of the others. The Borrower, the Authority, the Trustee or the Guarantor may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

         SECTION 9.08. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Borrower, the Guarantor and their respective successors and assigns, subject, however, to the provisions contained in Sections 5.01, 6.01, 6.02 and 6.03.

         SECTION 9.09. IF PAYMENT OR PERFORMANCE DATE NOT A BUSINESS DAY. If the date for making payment, or the last date of performance of any act or the exercising of any right, as provided in this Agreement, shall not be a Business Day, such payment may be made or act performed or right exercised on the next succeeding Business Day with the same force and effect as if done on the nominal date provided in this Agreement, and no interest shall accrue for the period after such nominal date.

         SECTION 9.10. SEVERABILITY. In the event any provision of this Agreement shall be held invalid or unenforceable by any court

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of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         SECTION 9.11. AMENDMENTS, CHANGES AND MODIFICATIONS. Subsequent to the issuance of the Bonds under Section 208 of the Trust Agreement and prior to Payment of the Bonds, this Agreement may not be effectively amended, changed, modified, altered or terminated except in accordance with the Trust Agreement.

         SECTION 9.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         SECTION 9.13. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth.

         SECTION 9.14. NO CHARGE AGAINST AUTHORITY CREDIT. No provision hereof shall be construed to impose a charge against the general credit of the Authority or shall impose any personal or pecuniary liability upon any director, official or employee of the Authority.

         SECTION 9.15. AUTHORITY NOT LIABLE. Notwithstanding any other provision of this Agreement (a) the Authority shall not be liable to the Borrower, the Trustee, the Guarantor, any holder of any of the Bonds, or any other person for any failure of the Authority to take action under this Agreement unless the Authority (i) is requested in writing by an appropriate person to take such action and (ii) is assured of payment of or reimbursement for any expenses in such action, and (b) except with respect to any action for specific performance or any action in the nature of a prohibitory or mandatory injunction, neither the Authority nor any director of the Authority or any other official or employee of the Authority shall be liable to the Borrower, the Trustee, the

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



Guarantor, any holder of any of the Bonds, or any other Person for any action taken by it or by its officers, servants, agents or employees, or for any failure to take action under this Agreement or the Trust Agreement. In acting under this Agreement, or in refraining from acting under this Agreement, the Authority may conclusively rely on the advice of its legal counsel.

         SECTION 9.16. AGREEMENT SUPERSEDES PRIOR AGREEMENTS. This Agreement supersedes any other prior agreements or understandings, written or oral, between the parties with respect to the Project.





































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



         IN WITNESS WHEREOF, the Authority, the Borrower and the Guarantor have caused this Agreement to be executed in their respective legal names, all as of the date first above written.

                                       PUERTO RICO INDUSTRIAL, TOURIST,
                                       EDUCATIONAL, MEDICAL AND ENVIRONMENTAL
                                       CONTROL FACILITIES FINANCING AUTHORITY



                                       By: /s/ VELMARIE BERLINGERI
                                          -------------------------------------
                                     Name:  Velmarie Berlingeri
                                    Title:  Assistant Executive Director


                                      DORAL PROPERTIES, INC.,
                                       a Puerto Rico corporation



                                       By: /s/ MARIO S. LEVIS
                                          -------------------------------------
                                     Name:  Mario S. Levis
                                    Title:  Executive Vice President
                                            and Treasurer


                                       DORAL FINANCIAL CORPORATION,
                                       a Puerto Rico corporation



                                       By: /s/ SALOMON LEVIS
                                          -------------------------------------
                                     Name:  Salomon Levis
                                    Title:  Chief Executive Officer











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



                                                                       EXHIBIT A

                           DESCRIPTION OF THE PROJECT



         The Project will consist of a nine-floor, 193,709 square feet commercial office building with an adjacent five and a half floor parking structure and two buildings with approximately 27,305 square feet of space to be used for administrative and support services, including data storage and processing services for the Guarantor and its Subsidiaries. The office building will be located on an approximately 7,426 square meters site in the Puerto Nuevo ward of the municipality of San Juan, in the commercial sector of Franklin D. Roosevelt Avenue. The other two buildings are located on adjacent parcels of property aggregating 3,143 square meters.

                                                                       EXHIBIT B

                      LIST OF PENDING CONSTRUCTION PERMITS

         Any construction permits and "Consulta de Ubicacion" required for the renovation of the Minor Parcels (as defined in the Pledge Agreement).